POLARIS ACQUISITION CORP. (“POLARIS”) HAS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A PRELIMINARY PROXY STATEMENT IN CONNECTION WITH THE PROPOSED MERGER AND INTENDS TO MAIL A DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS TO POLARIS STOCKHOLDERS. STOCKHOLDERS OF POLARIS AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, POLARIS’ DEFINITIVE PROXY STATEMENT IN CONNECTION WITH POLARIS’ SOLICITATION OF PROXIES FOR THE SPECIAL MEETING TO BE HELD TO APPROVE THE PROPOSED TRANSACTION BECAUSE THESE PROXY STATEMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT HUGHES TELEMATICS, INC. (“HTI”), POLARIS AND THE PROPOSED TRANSACTION. THE DEFINITIVE PROXY STATEMENT WILL BE MAILED TO STOCKHOLDERS AS OF A RECORD DATE TO BE ESTABLISHED FOR VOTING ON THE PROPOSED TRANSACTION. STOCKHOLDERS WILL ALSO BE ABLE TO OBTAIN A COPY OF THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS, WITHOUT CHARGE, ONCE AVAILABLE, AT THE SEC’S INTERNET SITE AT http://www.sec.gov. POLARIS AND ITS DIRECTORS AND OFFICERS MAY BE DEEMED PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM POLARIS’ STOCKHOLDERS. A LIST OF THE NAMES OF THOSE DIRECTORS AND OFFICERS AND DESCRIPTIONS OF THEIR INTERESTS IN POLARIS IS CONTAINED IN POLARIS’ PROSPECTUS DATED JANUARY 11, 2008, WHICH IS FILED WITH THE SEC, AND WILL ALSO BE CONTAINED IN POLARIS’ PROXY STATEMENT WHEN IT BECOMES AVAILABLE. POLARIS’ STOCKHOLDERS MAY OBTAIN ADDITIONAL INFORMATION ABOUT THE INTERESTS OF ITS DIRECTORS AND OFFICERS IN THE PROPOSED MERGER BY READING POLARIS’ PROXY STATEMENT AND OTHER MATERIALS TO BE FILED WITH THE SEC WHEN SUCH INFORMATION BECOMES AVAILABLE. NOTHING IN THIS SCHEDULE 14A OR THE EXHIBITS HERETO SHOULD BE CONSTRUED AS, OR IS INTENDED TO BE, A SOLICITATION FOR OR AN OFFER OF ANY SECURITIES OR INVESTMENT ADVISORY SERVICES.

The following is an article published by Private Equity Hub on December 30, 2008 and available at http://www.pehub.com/27217/hughes-telematics-uphill-battle/.